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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                         Ditech Communications Corporation
               ---------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.001
               ---------------------------------------------------
                         (Title of Class of Securities)


                                  25500 M 103
               ---------------------------------------------------
                                 (CUSIP Number)


                             December 31, 1999
               ---------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          /X/  Rule 13d-1(b)
          / /  Rule 13d-1(c)
          / /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

----------------------                                        ------------------
CUSIP NO. 25500 M 103                13G                      PAGE 2 OF 9 PAGES
----------------------                                        ------------------

---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           KENNETH E. JONES
---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
           (a)
           (b)
---------- --------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
----------------------------- -------------------------------------------------
         NUMBER OF            5     SOLE VOTING POWER

           SHARES                   1,028,316**

        BENEFICIALLY          ----- -------------------------------------------
                              6     SHARED VOTING POWER
          OWNED BY
                                    -0-
            EACH              ----- -------------------------------------------
                              7     SOLE DISPOSITIVE POWER
          REPORTING

           PERSON                   1,028,316**
                              ----- -------------------------------------------
           WITH:              8     SHARED DISPOSITIVE POWER

                                    -0-
---------- --------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,028,316**
---------- --------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           NOT APPLICABLE.
---------- --------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.0%
---------- --------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- --------------------------------------------------------------------
** Includes: (i) 708,985 shares held by Seahawk Ranch Irrevocable Trust, of which Mr. Jones is a trustee; (ii) 297,219 shares held by Seahawk Investment Trust, of which Mr. Jones is a trustee; (iii) 17,112 shares held by Western General Corporation, of which Mr. Jones is president; and (iv) 5,000 shares which may be acquired upon exercise of stock options exercisable within 60 days of December 31, 1999.

----------------------                                        ------------------
CUSIP NO. 25500 M 103                13G                      PAGE 3 OF 9 PAGES
----------------------                                        ------------------

---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           WESTERN GENERAL CORPORATION
---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
           (a)
           (b)
---------- --------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
----------------------------- -------------------------------------------------
         NUMBER OF            5     SOLE VOTING POWER

           SHARES                   17,112

        BENEFICIALLY          ----- -------------------------------------------
                              6     SHARED VOTING POWER
          OWNED BY
                                    -0-
            EACH              ----- -------------------------------------------
                              7     SOLE DISPOSITIVE POWER
          REPORTING

           PERSON                   17,112
                              ----- -------------------------------------------
           WITH:              8     SHARED DISPOSITIVE POWER

                                    -0-
---------- --------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           17,112
---------- --------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           NOT APPLICABLE.
---------- --------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%
---------- --------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------- --------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP NO. 25500 M 103                13G                      PAGE 4 OF 9 PAGES
----------------------                                        ------------------

---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SEAHAWK RANCH IRREVOCABLE TRUST
---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
           (a)
           (b)
---------- --------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
----------------------------- -------------------------------------------------
         NUMBER OF            5     SOLE VOTING POWER

           SHARES                   708,985

        BENEFICIALLY          ----- -------------------------------------------
                              6     SHARED VOTING POWER
          OWNED BY
                                    -0-
            EACH              ----- -------------------------------------------
                              7     SOLE DISPOSITIVE POWER
          REPORTING

           PERSON                   708,985
                              ----- -------------------------------------------
           WITH:              8     SHARED DISPOSITIVE POWER

                                    -0-
---------- --------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           708,985
---------- --------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           NOT APPLICABLE.
---------- --------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
---------- --------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- --------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP NO. 25500 M 103                13G                      PAGE 5 OF 9 PAGES
----------------------                                        ------------------

---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SEAHAWK INVESTMENT TRUST
---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
           (a)
           (b)
---------- --------------------------------------------------------------------
3          SEC USE ONLY
---------- --------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
----------------------------- -------------------------------------------------
         NUMBER OF            5     SOLE VOTING POWER

           SHARES                   297,219

        BENEFICIALLY          ----- -------------------------------------------
                              6     SHARED VOTING POWER
          OWNED BY
                                    -0-
            EACH              ----- -------------------------------------------
                              7     SOLE DISPOSITIVE POWER
          REPORTING

           PERSON                   297,219
                              ----- -------------------------------------------
           WITH:              8     SHARED DISPOSITIVE POWER

                                    -0-
---------- --------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           297,219
---------- --------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           NOT APPLICABLE.
---------- --------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.2%
---------- --------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- --------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

     (a)      NAME OF ISSUER:

              Ditech Communications Corporation

     (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              825 E. Middlefield Road
              Mountain View, CA  94043

ITEM 2.
     (a)      NAMES OF PERSONS FILING:

              Kenneth E. Jones
              Western General Corporation
              Seahawk Ranch Irrevocable Trust
              Seahawk Investment Trust

     (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              The address for each of Kenneth E. Jones, Western General Corporation, Seahawk Ranch Irrevocable Trust and Seahawk Investment Trust is:

              550 Pilgrim Drive, Suite F
              Foster City, CA  94404

     (c)      CITIZENSHIP OF ALL OF THE PERSONS FILING:

              United States

     (d)      TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $0.001

     (e)      CUSIP NUMBER:

              25500 M 103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable.

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)      AMOUNT BENEFICIALLY OWNED:

              Kenneth E. Jones is the President of Western General Corporation, and as such, may be deemed to beneficially own the 17,112 shares of common stock of Ditech Communications Corporation (the "Common Stock") directly held by Western General Corporation. Mr. Jones is also a trustee of Seahawk Ranch Irrevocable Trust, and as such, may be deemed to beneficially own the 708,985 shares of Common Stock directly held by Seahawk Ranch Irrevocable Trust. Mr. Jones is also a trustee of Seahawk Investment Trust, and as such, may be deemed to beneficially own the 297,219 shares of Common Stock directly held by Seahawk Investment Trust. Mr. Jones is also the beneficial owner of 5,000 shares of Common Stock which may be acquired upon the exercise of stock options exercisable within 60 days of December 31, 1999.

     (b)      PERCENT OF CLASS:

              Please see Item 11 of pages 2 through 5 of this Schedule 13G.

     (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                    Please see Item 5 of pages 2 through 5 of this Schedule 13G.

              (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                    Please see Item 6 of pages 2 through 5 of this Schedule 13G.

              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                    Please see Item 7 of pages 2 through 5 of this Schedule 13G.

              (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                    Please see Item 8 of pages 2 through 5 of this Schedule 13G.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         By signing below the undersigned certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000

                                    WESTERN GENERAL CORPORATION


                                    By:  /s/ Kenneth E. Jones
                                         --------------------------------
                                         Kenneth E. Jones
                                         President


                                    SEAHAWK RANCH IRREVOCABLE TRUST

                                    By:  /s/ Kenneth E. Jones
                                         --------------------------------
                                         Kenneth E. Jones
                                         Trustee


                                    SEAHAWK INVESTMENT TRUST


                                    By:  /s/ Kenneth E. Jones
                                         --------------------------------
                                         Kenneth E. Jones
                                         Trustee



                                    /s/ Kenneth E. Jones
                                    -------------------------------------
                                    KENNETH E. JONES